NEWS RELEASE
PHIL LYNCH	JAY KOVAL
VICE PRESIDENT	VICE PRESIDENT
CORPORATE COMMUNICATIONS	INVESTOR RELATIONS
AND PUBLIC RELATIONS	AND COMMUNITY RELATIONS
502-774-7928	502-774-6903

BROWN-FORMAN REPORTS STRONG FIRST HALF RESULTS;
RAISES FULL YEAR OUTLOOK

Louisville, KY, December 6, 2017 - Brown-Forman Corporation (NYSE:BFA, BFB) reported financial results for its second quarter and the first half of fiscal 2018, ended October 31, 2017. For the second quarter, the company’s reported net sales1 increased 10% to $914 million (+8% on an underlying basis2) compared to the same prior-year period. Reported operating income increased 19% in the quarter to $346 million (+16% on an underlying basis) and diluted earnings per share of $0.62 increased 23%.

For the first six months of the fiscal year, the company’s reported net sales increased 10% to $1,637 million (+7% on an underlying basis) compared to the same prior-year period. Reported net sales growth benefited by two percentage points from changes in distributor inventories and one percentage point of foreign exchange. Reported operating income increased 17% in the quarter to $590 million (+14% on an underlying basis) and diluted earnings per share of $1.08 increased 24%.

Paul Varga, the company's Chief Executive Officer said, “Brown-Forman’s second quarter and first half results were excellent on both a reported and underlying basis. Against a backdrop of improving economies in the emerging markets, and continued momentum in our categories of focus, our underlying net sales have accelerated nicely due to strong performances from our Jack Daniel’s, Woodford Reserve, Old Forester and Herradura brand families, as well as timing-driven improvements in our used barrel sales. We believe that an ever-improving combination of investment, resource allocation, revenue management, innovation, and geographic expansion are important contributors to our acceleration in fiscal 2018.”

Year-to-date Fiscal 2018 Highlights

•	Underlying net sales grew 7% (+10% reported), with balanced geographic and portfolio contribution:

◦	Emerging markets[3] delivered strong results, with underlying net sales up 15% (+24% reported)

◦	Developed markets[3] grew underlying net sales by 5% (+7% reported), with 6% growth in the United States (+9% reported) and 5% growth outside of the United States (+5% reported)

◦	The Jack Daniel’s family of brands grew underlying net sales 7% (+10% reported), including 6% growth (+9% reported) for Jack Daniel’s Tennessee Whiskey

◦	The company’s super- and ultra-premium American whiskey brands[3] grew underlying net sales 15% (+22% reported), including 21% growth from Woodford Reserve (+23% reported)

◦	Herradura grew underlying net sales 19% (+15% reported) and el Jimador grew underlying net sales 10% (+15% reported)

•	Underlying operating income grew 14% (+17% reported), helped by the timing of operating expenses

•	The company increased its outlook for underlying net sales growth to 6% to 7%, underlying operating income growth to 8% to 9%, and FY18 EPS of $1.90 to $1.98.

Year-to-date Fiscal 2018 Performance By Market
Year-to-date underlying net sales grew 6% (+9% reported) in the United States. The increase in sales growth was driven by balanced growth from the Jack Daniel’s family of brands, including Tennessee Whiskey, Tennessee Honey, Tennessee Fire, Gentleman Jack and RTDs/RTP (RTDs). The company also launched Jack Daniel’s Tennessee Rye in the United States during the second quarter. The company’s bourbon brands delivered sustained growth, including double-digit underlying net sales growth from Woodford Reserve and Old Forester. Herradura and el Jimador tequila grew underlying net sales double-digits in the United States as the company continued to invest in building brand awareness for both of these high quality tequilas.

Sales in the company’s developed markets outside of the United States rebounded as expected in the second quarter, and delivered year-to-date underlying net sales growth of 5% (+5% reported). The United Kingdom and Germany delivered strong, double-digit underlying net sales growth in the second quarter after a sluggish start to the year. Australia’s first half results benefited from the first quarter buy-ins in advance of excise tax-driven price increases, while Japan’s underlying net sales declined due to comparisons with the prior year’s buy-ins in advance of price increases. France’s underlying net sales grew mid-single digits, Canada’s underlying results were flat, and Spain delivered improved results following this summer’s transition to owned distribution.

Underlying net sales in the emerging markets jumped 15% (+24% reported) year-to-date. The company’s two largest emerging markets, Mexico and Poland, grew aggregate underlying and reported net sales by double-digits, with both countries experiencing solid demand for the Jack Daniel’s family of brands. Underlying net sales in the emerging markets excluding Mexico and Poland grew at an even faster rate, as economies and currencies have stabilized in most markets. Russia, Turkey, Brazil, Thailand, China and Ukraine grew underlying net sales double-digits, helped by comparisons to a soft first half of fiscal 2017.

Travel Retail3 continued to deliver solid rates of growth, with underlying net sales up 11% (+18% reported). The company continued to drive growth from key global and regional accounts, while also benefiting from improved distribution, higher passenger volumes in Russia and Turkey, and more stable foreign exchange. The company expects comparisons in the emerging markets and Travel Retail to become more challenging during the second half of fiscal 2018 due to solid growth in the same prior-year period.

Year-to-date Fiscal 2018 Performance By Brand
The company’s underlying net sales growth was led by the Jack Daniel’s family, up 7% (+10% reported). Jack Daniel’s Tennessee Whiskey experienced 6% underlying net sales growth (+9% reported) globally, with solid increases across most major markets, including sizable gains in the emerging markets. Jack Daniel’s Tennessee Honey’s underlying net sales grew 8% (+10% reported). Gentleman Jack grew underlying net sales 9% (+11% reported), driven by a new ad campaign and higher media spend. Jack Daniel’s Tennessee Fire’s underlying net sales grew 14% (+22% reported), as the brand continues to benefit from its global rollout and on-premise gains in the United States. Jack Daniel’s RTD business grew underlying net sales 15% (+14% reported), helped by innovation such as Jack Daniel’s Cider, Jack Daniel’s American Serve, Jack Daniel’s Lynchburg Lemonade and Southern Peach Country Cocktails.

Brown-Forman’s portfolio of super- and ultra-premium whiskey brands, including Woodford Reserve, Jack Daniel’s Single Barrel, and Gentleman Jack, delivered 15% underlying net sales growth (+22% reported). Woodford Reserve grew underlying net sales 21% (+23% reported), and Old Forester grew even faster, helped by the combination of higher price, favorable product mix and volumetric gains.

Finlandia vodka grew underlying net sales 8% (+18% reported). Improved results in Russia more than offset the very competitive pricing environment in Poland.

el Jimador grew underlying net sales by 10% (+15% reported), fueled by strong takeaway trends in the United States. Herradura grew underlying net sales by 19% (+15% reported), driven by double-digit gains in both the United States and Mexico, where results were helped by continued growth of Herradura Ultra. New Mix’s underlying net sales growth increased at a high single-digit rate.

Other P&L Items
Company-wide price/mix contributed nearly two percentage points to the 7% underlying net sales growth (+10% reported) year-to-date. Underlying gross profit grew 7% (+10% reported), as first half results benefited from higher volumes of barrel sales. The company expects higher cost of goods in the second half.

Year-to-date underlying A&P spend increased 5% (+5% reported), as the company continued to invest in the Jack Daniel’s family of brands, increased its investment in the development of the fast growing bourbon and tequila brands, and invested in the seeding of brands that are early in their development, such as Slane, GlenDronach and BenRiach. Cost discipline helped drive a continued decline in underlying SG&A, down 1% (-1% reported).

The company delivered underlying operating income growth of 14%(+17% reported) during the first six months of the year, as operating margin expanded by 220 basis points to 36.0%. The company expects the favorable phasing of operating expenses that helped drive operating leverage during the first half will normalize in the back half of fiscal 2018.

Financial Stewardship
Through October 31, 2017, the company delivered a trailing twelve month reported operating margin of 34.2% and ROIC2 of 21.2%.

On November 16, 2017, Brown-Forman declared a regular quarterly cash dividend of $0.1975 per share on the Class A and Class B common stock, an 8.2% increase of the prior dividend, resulting in an annualized cash dividend of $0.79 per share. The quarterly cash dividend is payable on January 2, 2018 to stockholders of record on December 7, 2017. Brown-Forman has paid regular quarterly cash dividends for 72 consecutive years and has increased the dividend for 34 consecutive years.

Regarding the second half of fiscal 2018, Varga added, “We now expect 6-7% growth in underlying net sales for the full year. We also are planning for a second half reversal of the very positive operating leverage we experienced during the first half due to moderately higher cost of sales expectations and a higher operating investment posture associated with the favorable environment for our brands. Even after incorporating these expectations for higher costs in the back half, we are increasing our full year range for underlying operating income growth to 8-9%, and our EPS expectations to $1.90 to $1.98.”

Revised Fiscal Year 2018 Outlook
The global economy has improved modestly over the last year, but emerging markets remain volatile, and the competitive landscape has intensified in the developed world, making it difficult to accurately predict future results. Assuming current trends continue, the company anticipates:

1.	Underlying net sales growth of 6% to 7%.

2.	A slight increase in underlying SG&A, and underlying A&P growth roughly in-line with sales growth.

3.	Underlying operating income growth of 8% to 9%.

4.	Diluted earnings per share of $1.90 to $1.98.

Conference Call Details
Brown-Forman will host a conference call to discuss the results at 10:00 a.m. (EST) today.  All interested parties in the United States are invited to join the conference call by dialing 888-624-9285 and asking for the Brown-Forman call.  International callers should dial +1-706-679-3410.  The company suggests that participants dial in ten minutes in advance of the 10:00 a.m. (EST) start of the conference call. A live audio broadcast of the conference call, and the accompanying presentation slides, will also be available via Brown-Forman’s Internet website, http://www.brown-forman.com/, through a link to “Investors/Events & Presentations.” For those unable to participate in the live call, information regarding the digital audio recording of the conference call and the presentation slides will also be on the website. The replay will be available for at least 30 days following the conference call.

For nearly 150 years, Brown-Forman Corporation has enriched the experience of life by responsibly building fine quality beverage alcohol brands, including Jack Daniel’s Tennessee Whiskey, Jack Daniel’s & Cola, Jack Daniel’s Tennessee Honey, Jack Daniel’s Tennessee Fire, Gentleman Jack, Jack Daniel’s Single Barrel, Finlandia, Korbel, el Jimador, Woodford Reserve, Old Forester, Canadian Mist, Herradura, New Mix, Sonoma-Cutrer, Early Times, Chambord, BenRiach, GlenDronach and Slane. Brown-Forman’s brands are supported by over 4,700 employees and sold in more than 165 countries worldwide. For more information about the company, please visit http://www.brown-forman.com/.

Important Information on Forward-Looking Statements:
This report contains statements, estimates, and projections that are “forward-looking statements” as defined under U.S. federal securities laws. Words such as “aim,” “anticipate,” “aspire,” “believe,” “continue,” “could,” “envision,” “estimate,” “expect,” “expectation,” “intend,” “may,” “plan,” “potential,” “project,” “pursue,” “see,” “seek,” “should,” “will,” and similar words identify forward-looking statements, which speak only as of the date we make them. Except as required by law, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. By their nature, forward-looking statements involve risks, uncertainties, and other factors (many beyond our control) that could cause our actual results to differ materially from our historical experience or from our current expectations or projections. These risks and uncertainties include those described in Part I, Item 1A. Risk Factors of our 2017 Form 10-K and those described from time to time in our future reports filed with the Securities and Exchange Commission, including:

•
Unfavorable global or regional economic conditions, and related low consumer confidence, high unemployment, weak credit or capital markets, budget deficits, burdensome government debt, austerity measures, higher interest rates, higher taxes, political instability, higher inflation, deflation, lower returns on pension assets, or lower discount rates for pension obligations

•
Risks associated with being a U.S.-based company with global operations, including commercial, political, and financial risks; local labor policies and conditions; protectionist trade policies or economic or trade sanctions; compliance with local trade practices and other regulations, including anti-corruption laws; terrorism; and health pandemics

•	Fluctuations in foreign currency exchange rates, particularly a stronger U.S. dollar

•	Changes in laws, regulations, or policies – especially those that affect the production, importation, marketing, labeling, pricing, distribution, sale, or consumption of our beverage alcohol products

•
Tax rate changes (including excise, sales, VAT, tariffs, duties, corporate, individual income, dividends, capital gains) or changes in related reserves, changes in tax rules (for example, LIFO, foreign income deferral, U.S. manufacturing, and other deductions) or accounting standards, and the unpredictability and suddenness with which they can occur

•	Dependence upon the continued growth of the Jack Daniel’s family of brands

•
Changes in consumer preferences, consumption, or purchase patterns – particularly away from larger producers in favor of smaller distilleries or local producers, or away from brown spirits, our premium products, or spirits generally, and our ability to anticipate or react to them; bar, restaurant, travel, or other on-premise declines; shifts in demographic trends; or unfavorable consumer reaction to new products, line extensions, package changes, product reformulations, or other product innovation

•	Decline in the social acceptability of beverage alcohol products in significant markets

•	Production facility, aging warehouse, or supply chain disruption

•	Imprecision in supply/demand forecasting

•	Higher costs, lower quality, or unavailability of energy, water, raw materials, product ingredients, labor, or finished goods

•	Route-to-consumer changes that affect the timing of our sales, temporarily disrupt the marketing or sale of our products, or result in higher implementation-related or fixed costs

•	Inventory fluctuations in our products by distributors, wholesalers, or retailers

•
Competitors’ consolidation or other competitive activities, such as pricing actions (including price reductions, promotions, discounting, couponing, or free goods), marketing, category expansion, product introductions, or entry or expansion in our geographic markets or distribution networks

•	Risks associated with acquisitions, dispositions, business partnerships or investments – such as acquisition integration, termination difficulties or costs, or impairment in recorded value

•	Inadequate protection of our intellectual property rights

•	Product recalls or other product liability claims; product counterfeiting, tampering, contamination, or product quality issues

•	Significant legal disputes and proceedings; government investigations (particularly of industry or company business, trade or marketing practices)

•	Failure or breach of key information technology systems

•	Negative publicity related to our company, brands, marketing, personnel, operations, business performance, or prospects

•	Failure to attract or retain key executive or employee talent

•	Our status as a family “controlled company” under New York Stock Exchange rules

Brown-Forman Corporation
Unaudited Consolidated Statements of Operations
For the Three Months Ended October 31, 2016 and 2017
(Dollars in millions, except per share amounts)

	2016	2017	Change

Sales	$1,055	$1,166	11%
Excise taxes	225	252	12%
Net sales	830	914	10%
Cost of sales	278	304	9%
Gross profit	552	610	11%
Advertising expenses	107	111	4%
Selling, general, and administrative expenses	163	163	0%
Other expense (income), net	(9)	(10)
Operating income	291	346	19%
Interest expense, net	15	15
Income before income taxes	276	331	20%
Income taxes	79	92
Net income	$197	$239	21%

Earnings per share:
Basic	$0.51	$0.62	23%
Diluted	$0.50	$0.62	23%

Gross margin	66.5%	66.8%
Operating margin	35.1%	37.9%

Effective tax rate	28.6%	27.9%

Cash dividends paid per common share	$0.1700	$0.1825

Shares (in thousands) used in the
calculation of earnings per share
Basic	389,050	384,120
Diluted	391,848	386,627

Brown-Forman Corporation
Unaudited Consolidated Statements of Operations
For the Six Months Ended October 31, 2016 and 2017
(Dollars in millions, except per share amounts)

	2016	2017	Change

Sales	$1,911	$2,095	10%
Excise taxes	420	458	9%
Net sales	1,491	1,637	10%
Cost of sales	486	534	10%
Gross profit	1,005	1,103	10%
Advertising expenses	190	200	5%
Selling, general, and administrative expenses	326	324	(1%)
Other expense (income), net	(15)	(11)
Operating income	504	590	17%
Interest expense, net	27	30
Income before income taxes	477	560	17%
Income taxes	135	143
Net income	$342	$417	22%

Earnings per share:
Basic	$0.87	$1.08	24%
Diluted	$0.87	$1.08	24%

Gross margin	67.4%	67.4%
Operating margin	33.8%	36.0%

Effective tax rate	28.4%	25.5%

Cash dividends paid per common share	$0.340	$0.365

Shares (in thousands) used in the
calculation of earnings per share
Basic	390,994	384,076
Diluted	393,889	386,504

Brown-Forman Corporation
Unaudited Condensed Consolidated Balance Sheets
(Dollars in millions)

	April 30, 2017	October 31, 2017
Assets:
Cash and cash equivalents	$182	$212
Accounts receivable, net	557	753
Inventories	1,270	1,359
Other current assets	342	337
Total current assets	2,351	2,661

Property, plant, and equipment, net	713	740
Goodwill	753	756
Other intangible assets	641	659
Other assets	167	162
Total assets	$4,625	$4,978

Liabilities:
Accounts payable and accrued expenses	$501	$556
Accrued income taxes	9	11
Short-term borrowings	211	235
Current portion of long-term debt	249	250
Total current liabilities	970	1,052

Long-term debt	1,689	1,719
Deferred income taxes	152	139
Accrued postretirement benefits	314	287
Other liabilities	130	134
Total liabilities	3,255	3,331

Stockholders’ equity	1,370	1,647

Total liabilities and stockholders’ equity	$4,625	$4,978

Brown-Forman Corporation
Unaudited Condensed Consolidated Statements of Cash Flows
For the Six Months Ended October 31, 2016 and 2017
(Dollars in millions)

	2016	2017

Cash provided by operating activities	$169	$214

Cash flows from investing activities:
Acquisition of business, net of cash acquired	(307)	—
Additions to property, plant, and equipment	(36)	(64)
Other	(1)	(1)
Cash used for investing activities	(344)	(65)

Cash flows from financing activities:
Net change in short-term borrowings	6	21
Proceeds from long-term debt	717	—
Debt issuance costs	(5)	—
Acquisition of treasury stock	(442)	(1)
Dividends paid	(134)	(140)
Other	(5)	(7)
Cash provided by (used for) financing activities	137	(127)

Effect of exchange rate changes on cash and cash equivalents	(14)	8

Net increase (decrease) in cash and cash equivalents	(52)	30

Cash and cash equivalents, beginning of period	263	182

Cash and cash equivalents, end of period	$211	$212

Schedule A

Brown-Forman Corporation
Supplemental Information (Unaudited)

	Three Months Ended	Six Months Ended	Fiscal Year Ended
	October 31, 2017	October 31, 2017	April 30, 2017

Reported change in net sales	10%	10%	(3)%
Acquisitions & divestitures	1%	1%	3%
Foreign exchange	(1)%	(1)%	2%
Estimated net change in distributor inventories	(2)%	(2)%	1%

Underlying change in net sales	8%	7%	3%

Reported change in gross profit	11%	10%	(6)%
Acquisitions & divestitures	—%	—%	4%
Foreign exchange	—%	—%	3%
Estimated net change in distributor inventories	(2)%	(3)%	1%

Underlying change in gross profit	8%	7%	3%

Reported change in advertising	4%	5%	(8)%
Acquisitions & divestitures	—%	—%	8%
Foreign exchange	(1)%	(1)%	2%

Underlying change in advertising	3%	5%	2%

Reported change in SG&A	—%	(1)%	(3)%
Acquisitions & divestitures	—%	—%	—%
Foreign exchange	(1)%	(1)%	1%

Underlying change in SG&A	(1)%	(1)%	(2)%

Reported change in operating income	19%	17%	(35)%
Acquisitions & divestitures	—%	(1)%	35%
Foreign exchange	1%	3%	4%
Estimated net change in distributor inventories	(3)%	(5)%	3%

Underlying change in operating income	16%	14%	7%

Note: Totals may differ due to rounding
See "Endnote 2 - Non-GAAP Financial Measures" for details on our use of Non-GAAP financial measures, how these measures are calculated and the reasons why we think this information is useful to readers.

Schedule B
Brown-Forman Corporation
Supplemental Brand Information (Unaudited)
Six Months Ended October 31, 2017

	% Change vs. Prior Year Period
Brand	Depletions[3]	Net Sales[2]
	Equivalent Conversion[3]	Reported	Acquisitions and Divestitures	Foreign Exchange	Estimated Net Change in Distributor Inventories	Underlying
Jack Daniel’s Family	8%	10%	—%	(1)%	(2)%	7%
Jack Daniel’s Tennessee Whiskey	7%	9%	—%	(1)%	(2)%	6%
Jack Daniel’s Tennessee Honey	9%	10%	—%	(2)%	—%	8%
Jack Daniel’s RTDs	11%	14%	—%	1%	—%	15%
Gentleman Jack	9%	11%	—%	—%	(2)%	9%
Jack Daniel’s Tennessee Fire	15%	22%	—%	(1)%	(7)%	14%
Woodford Reserve	20%	23%	—%	—%	(2)%	21%
Finlandia	5%	18%	—%	(3)%	(7)%	8%
el Jimador	8%	15%	—%	(1)%	(4)%	10%
Herradura	13%	15%	—%	—%	5%	19%
All Other Brands	1%	3%	—%	0%	(3)%	1%
Subtotal	6%	10%	—%	(1)%	(2)%	7%
Other Non-Branded	NM	(6)%	21%	0%	—%	14%
Total Portfolio	6%	10%	1%	(1)%	(2)%	7%
Other Brand Aggregations
Super/Ultra-premium American whiskey[3]	NM	22%	—%	—%	(6)%	15%
Old Forester & Woodford Reserve	NM	26%	0%	0%	(4)%	22%
el Jimador, Herradura, & New Mix	NM	13%	0%	(1)%	—%	13%
See "Endnote 2 - Non-GAAP Financial Measures" for details on our use of Non-GAAP financial measures, how these measures are calculated and the reasons why we think this information is useful to readers.
Note: Totals may differ due to rounding

Schedule C
Brown-Forman Corporation
Supplemental Geographic Information (Unaudited)
Six Months Ended October 31, 2017

Geographic Area	Net Sales[2]
	Reported	Acquisitions and Divestitures	Foreign Exchange	Estimated Net Change in Distributor Inventories	Underlying
United States	9%	—%	—%	(3)%	6%
Europe	16%	—%	(4)%	(2)%	10%
United Kingdom	15%	—%	(8)%	—%	7%
Germany	13%	(1)%	(2)%	—%	11%
France	8%	—%	(2)%	—%	6%
Poland	24%	—%	(12)%	—%	12%
Russia	NM	—%	(18)%	NM	43%
Rest of Europe	6%	—%	(1)%	3%	8%
Australia	7%	2%	—%	—%	10%
Other geographies	5%	—%	—%	1%	6%
Mexico	9%	—%	(1)%	1%	9%
Japan	(18)%	—%	3%	1%	(15)%
Canada	(3)%	—%	2%	1%	—%
Remaining geographies[3]	11%	(1)%	0%	1%	11%
Travel Retail[3]	18%	0%	2%	(9)%	11%
Other non-branded[3]	(6)%	21%	0%	—%	14%
Total	10%	1%	(1)%	(2)%	7%
Other Geographic Aggregations
Developed - including United States[3]	7%	—%	(1)%	(1)%	5%
Developed - excluding United States[3]	5%	—%	(2)%	2%	5%
Emerging[3]	24%	—%	(2)%	(6)%	15%
See "Endnote 2 - Non-GAAP Financial Measures" for details on our use of Non-GAAP financial measures, how these measures are calculated and the reasons why we think this information is useful to readers.
Note: Totals may differ due to rounding

Note 1 - Percentage growth rates are compared to prior-year periods, unless otherwise noted.

Note 2 - Non-GAAP Financial Measures

Use of Non-GAAP Financial Information. We use certain financial measures in this press release that are not measures of financial performance under U.S. generally accepted accounting principles (GAAP). These non-GAAP measures, defined below, should be viewed as supplements to (not substitutes for) our results of operations and other measures reported under GAAP. The non-GAAP measures we use in this press release may not be defined and calculated by other companies in the same manner. Reconciliations of these non-GAAP measures to the most closely comparable GAAP measures are presented on Schedules A, B and C to this press release.
“Underlying change” in income statement measures. We present changes in certain income statement measures, or line items, that are adjusted to an “underlying” basis. We use “underlying change” for the following income statement measures: (a) underlying net sales, (b) underlying cost of sales, (c) underlying gross profit, (d) underlying advertising expenses, (e) underlying selling, general and administrative (SG&A) expenses, (f) underlying other expense (income), (g) underlying operating expenses and (h) underlying operating income. To calculate these measures, we adjust, as applicable, for (a) acquisitions and divestitures, (b) foreign exchange and (c) estimated net changes in distributor inventories. We explain these adjustments below.

•
“Acquisitions and divestitures.” This adjustment removes (a) any non-recurring effects related to our acquisitions and divestitures (e.g., transaction gains or losses, transaction costs, and integration costs), and (b) the effects of operating activity related to acquired and divested brands for periods that are not comparable on a year-over-year basis (non-comparable periods). By excluding non-comparable periods, we therefore include the effects of acquired and divested brands only to the extent that results are comparable on a year-over-year basis.

In fiscal 2016, we sold our Southern Comfort and Tuaca brands and related assets to Sazerac Company, Inc. and entered into a related transition services agreement (TSA). During fiscal 2017, we completed our obligations under the TSA. This adjustment removes the net sales and operating expenses recognized in fiscal 2017 pursuant to the TSA related to (a) contract bottling services and (b) distribution services in certain markets. On June 1, 2016, we acquired The BenRiach Distillery Company Limited (BenRiach). This adjustment removes (a) transaction and integration costs related to the acquisition and (b) operating activity for the acquisition for the non-comparable period. For both fiscal 2017 and 2018, the non-comparable period is the month of May.

•
“Foreign exchange.” We calculate the percentage change in our income statement line items in accordance with GAAP and adjust to exclude the cost or benefit of currency fluctuations. Adjusting for foreign exchange allows us to understand our business on a constant-dollar basis, as fluctuations in exchange rates can distort the underlying trend both positively and negatively. (In this report, “dollar” always means the U.S. dollar unless stated otherwise.) To eliminate the effect of foreign exchange fluctuations when comparing across periods, we translate current year results at prior-year rates.

•
“Estimated net change in distributor inventories.” This adjustment refers to the estimated net effect of changes in distributor inventories on changes in our income statement line items. For each period compared, we use depletion information provided by our distributors to estimate the effect of distributor inventory changes on our income statement line items.

We use the non-GAAP measures “underlying change” for the following reasons: (a) to understand our performance from period to period on a consistent basis; (b) to compare our performance to that of our competitors; (c) in connection with management incentive compensation calculations; (d) in our planning and forecasting processes and (e) in communications concerning our financial performance with the board of directors, stockholders, and investment analysts. We have consistently applied the adjustments within our reconciliations in arriving at each non-GAAP measure.

“Return on average invested capital.” This measure refers to the sum of net income and after-tax interest expense, divided by average invested capital. Average invested capital equals assets less liabilities, excluding interest-bearing debt, and is calculated using the average of the most recent 13 month-end balances. After-tax interest expense equals interest expense multiplied by one minus our effective tax rate. We use this non-GAAP measure because we consider return on average invested capital to be a meaningful indicator of how effectively and efficiently we use capital invested in our business.
Note 3 - Definitions
Geographic Aggregations.
From time to time, in order to explain our results of operations or to highlight trends and uncertainties affecting our business, we aggregate markets according to stage of economic development as defined by the International Monetary Fund.

•
“Developed” markets are “advanced economies” as defined by the International Monetary Fund, with the largest for Brown-Forman being the United States, the United Kingdom, and Australia. Developed international markets are developed markets excluding the United States.

•	“Emerging” markets are “emerging and developing economies” as defined by the International Monetary Fund, with the largest for Brown-Forman being Mexico and Poland.
In Schedule C, we provide supplemental information for our largest markets ranked by percentage of total fiscal 2017 Net Sales. In addition to markets that are listed by country name, we include the following aggregations:

•	“Rest of Europe” includes all markets in the continent of Europe and the CIS countries other than those specifically listed.

•	“Remaining geographies” All other markets (approximately 110), other than those specifically listed or included in “Rest of Europe”, with the largest being Brazil, South Africa, and China.

•	“Travel Retail” represents our sales to global duty free customers, travel retail customers, and the U.S. military.

•	“Other non-branded” includes used barrel, bulk whiskey and wine, and contract bottling sales.
Brand Aggregations.
From time to time, in order to explain our results of operations or to highlight trends and uncertainties affecting our business, we aggregate brands by spirits category.

•	“Super/Ultra-premium American whiskey brands” include Woodford Reserve, Jack Daniel’s Single Barrel, Gentleman Jack, Sinatra Select and No. 27 Gold.
In Schedule B, we provide supplemental information for our largest brands ranked by percentage of total fiscal 2017 Net Sales. In addition to brands that are listed by name, we include the following aggregations:

•
“Jack Daniel’s family of brands” includes Jack Daniel’s Tennessee Whiskey (JDTW), Jack Daniel’s Tennessee Honey (JDTH), Jack Daniel’s RTD and RTP products (JD RTDs/RTP), Gentleman Jack, Jack Daniel’s Tennessee Fire (JDTF), Jack Daniel’s Single Barrel Collection, Jack Daniel’s Tennessee Rye Whiskey, Jack Daniel’s Sinatra Select, Jack Daniel’s No. 27 Gold Tennessee Whiskey, and Jack Daniel’s 1907 Tennessee Whiskey.

•
“Jack Daniel’s RTD and RTP” products include all RTD line extensions of Jack Daniel’s, such as Jack Daniel’s & Cola, Jack Daniel’s & Diet Cola, Jack & Ginger, Jack Daniel’s Country Cocktails, Gentleman Jack & Cola, Jack Daniel’s Double Jack, Jack Daniel’s American Serve, Jack Daniel’s

Tennessee Honey RTD, Jack Daniel’s Cider (JD Cider), Jack Daniel’s Lynchburg Lemonade (JD Lynchburg Lemonade), and the seasonal Jack Daniel’s Winter Jack RTP.
Other Metrics.

•
“Depletions.” When discussing volume, unless otherwise specified, we refer to “depletions,” a term commonly used in the beverage alcohol industry. Depending on the context, “depletions” means either (a) our shipments directly to retailers or wholesalers, or (b) shipments from our distributor customers to retailers and wholesalers. We generally record revenues when we ship our products to our customers, so our reported sales for a period do not necessarily reflect actual consumer purchases during that period. We believe that our depletions measure volume in a way that more closely reflects consumer demand than our shipments to distributor customers do.

•
“Drinks-equivalent.” Volume is discussed on a nine-liter equivalent unit basis (nine-liter cases) unless otherwise specified. At times, we use a “drinks-equivalent” measure for volume when comparing single-serve ready-to-drink (RTD) or ready-to-pour (RTP) brands to a parent spirits brand. “Drinks-equivalent” depletions are RTD and RTP nine-liter cases converted to nine-liter cases of a parent brand on the basis of the number of drinks in one nine-liter case of the parent brand. To convert RTD volumes from a nine-liter case basis to a drinks-equivalent nine-liter case basis, RTD nine-liter case volumes are divided by 10, while RTP nine-liter case volumes are divided by 5.

Note 4 - Reconciliation of Non-GAAP ROIC
Non-GAAP ROIC Calculation

$ millions		Six months ended April 30, 2017	Six months ended October 31, 2017	Twelve months ended October 31, 2017
Reported net income	{a}	$327	$417	$744
Reported after-tax interest expense[1]	{b}	23	22	45
Reported net income and after-tax interest expense		$350	$439	$789

Average invested capital				3,729
ROIC				21.2%

[1] After-tax interest expense equals interest expense from the consolidated income statement multiplied by one minus our effective tax rate also from the consolidated income statement
{a} Consolidated income statement
{b} Consolidated income statement and accompanying notes